Exhibit 10.12

RHYTHM PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 12, 2017 (“Effective Date”), by and between Rhythm Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Bart Henderson (the “Consultant”).

1.                                                              Consulting Services.

(a)                                 Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide such consulting services as shall be determined and reasonably requested from time to time by or on behalf of the Company.

(b)                                 The amount of time that Consultant shall devote to the performance of consulting services pursuant to this Agreement shall be mutually agreed upon by the Consultant and the Company.  Unless otherwise agreed to by the Consultant and the Company in writing, the terms of compensation described in Section 2 hereof will apply.

(c)                                  The Consultant shall provide consulting services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company.  In rendering consulting services under this Agreement, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)                                 During the Term of this Agreement (as defined in Section 3 below), and except to the extent otherwise agreed upon in writing by the Consultant and the Company, the Consultant will keep separate and not co-mingle (i) his services for the Company, and (ii) any contact information obtained during his consulting relationship with the Company, with those provided, or pursuant, to his current employer and any other consulting arrangements.

(e)                                  It is understood and agreed that, subject to the provisions of Section 1(d) and Section 7 hereof, the Consultant may be involved in any capacity in other businesses, endeavors and undertakings.

2.                                                              Compensation.

(a)                                 Subject to, and in accordance with, the terms and conditions set forth in this Agreement, the Company shall, so long as the Consultant is providing consulting services to the Company under this Agreement, pay the Consultant a consulting fee in an amount equal to $400.00 per hour (the “Consulting Fee”) spent rendering consulting services pursuant to this Agreement.  For the first two months (June 12 — August 12, 2017), the number of hours per week will not exceed, and will be capped at no more than, 15 hours per week, and for the next two months (August 12, 2017 — October 12, 2017), the number of hours per week will not exceed, and will be capped at no more than, 10 hours per week.  Notwithstanding the foregoing, the Consultant may exceed such hourly caps if the Consultant: (i) notifies the

Company in advance that the activities will exceed the determined hourly cap for the respective period, and (ii) receives prior written approval of the Company that the Consultant may exceed such cap(s).

(b)                                 The Consultant shall invoice the Company for services rendered during the preceding calendar month no later than the 20th day of each calendar month, except for work completed June 12 — August 23, which will be invoiced no later than August 31. Each such monthly invoice shall set forth a reasonable description of the consulting services performed by the Consultant during the applicable month and the number of hours spent by the Consultant rendering such consulting services. The Company shall make payment of each such invoice within thirty (30) days of the date the Company receives such invoice, except for the portion of any such invoice that is disputed by the Company in good faith.

(c)                                  The Company will not withhold any tax or Social Security payments due from the Consultant to any governmental taxing authority.  The Consultant hereby agrees that he will timely pay all taxes and fees upon the income he has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.

(d)                                 The Company shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering consulting services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per the Company’s standard practices.  Without limiting the generality of the foregoing, any out-of-pocket travel expenses as well as any out-of-pocket expenses that, individually or in the aggregate, exceed $500.00, shall be reimbursed by the Company only if approved by the Company in advance of such out-of-pocket expenses being incurred by the Consultant.

(e)                                  In consideration of the Consultant’s prior service to the Company as a founder and former employee, and to the consulting arrangement contemplated by this Agreement, notwithstanding the terms of (i) the prior Employment Agreement, by and between the Company and the Consultant, dated as of November 16, 2016, (ii) the 2015 Equity Incentive Plan of the Company, as amended and in effect to date, (iii) any stock option agreements by and between the Company and the Consultant, and (iv) any compensatory unit vesting agreements by and between the Company’s parent, Rhythm Holding Company, LLC (the “Parent”) and the Consultant:  (x) the Consultant will continue to vest in any restricted equity held in the Company and the Parent through and including December 31, 2017 on the same schedule as though the service relationship between the parties had not terminated, and (y) the Consultant will be able to exercise any vested options or compensatory units through and including October 1, 2018, notwithstanding any expiration of the Term of this Agreement prior to such dates.  To clarify the foregoing, even if the Consultant is no longer providing services in any manner to the Company, he will continue to vest through December 31, 2017, and will have until October 1, 2018 to exercise any vested equity.

(f)                                   Except for the Consulting Fee provided for under Section 2(a) hereof, any expense reimbursement in accordance with Section 2(d) hereof, and any equity vesting arrangements pursuant to Section 2(e) hereof, the Company shall have no obligation to provide any compensation to the Consultant with respect to any services rendered by the Consultant to the Company pursuant to this Agreement.

3.                                                              Term; Termination.

(a)                                 This Agreement shall take effect as of the Effective Date and shall continue thereafter in full force and effect until October 12, 2017, unless either extended in accordance with the provisions of Section 3(b) hereof, or terminated in accordance with the provisions of Section 3(c) hereof (the “Term”).  The Consultant shall begin providing consulting services to the Company on the Effective Date.

(b)                                 This Agreement may be renewed by the Company for successive one-month periods (the “Renewal Period(s)”) if the Company gives the Consultant at least fourteen (14) days’ prior written notice of such renewal and the Renewal Period is agreed to by the Consultant and the Company in writing.  The number of hours per week for each Renewal Period will not exceed, and will be capped at no more than, 10 hours per week.  If the Agreement is extended under a Renewal Period, the only compensation for the Consultant’s services during the Renewal Period will be as set forth in Section 2(a) hereof.  For the avoidance of doubt, there will be no alterations to the vesting or exercise terms set forth in Section 2(e) hereof as a result of any extended Term or Renewal Period.

(c)                                  This Agreement and the consulting services provided by the Consultant hereunder may be terminated at any time by either the Consultant or the Company for any reason or no reason by giving at least fourteen (14) days’ prior written notice of termination to the other party.  This Agreement and the consulting services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death.  The provisions of Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

(d)                                 Upon expiration or termination of this Agreement, the Consultant agrees that he will not represent himself to third parties as continuing to have ongoing obligations to and with the Company, and will not hold himself out as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

4.                                                              Confidential Information.

(a)                                 For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information, knowledge or data of the Company or any of its affiliates (each a “Related Company” and collectively the “Related Companies”), (ii) trade secrets of any Related Company, and (iii) any other information of any Related Company disclosed to the Consultant or to which the Consultant is given access prior to the termination of his consulting services to the Company.  Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute (collectively, “Inventions”), that are owned by any Related Company or that are required to be assigned to the any Related Company by any person, including, without limitation, any employee or consultant of any Related Company, or that are licensed to any Related Company by any person, (B) information regarding any Related Company’s plans for research and development or for new products, (C) engineering or manufacturing information pertaining to any Related Company or any of its operations or products, (D) information regarding regulatory matters pertaining to any Related Company, (E) information regarding any acquisition or strategic alliance effected by any Related Company or any proposed acquisition or strategic alliance being considered by any Related Company, (F) information regarding the status or outcome of any negotiations engaged in by any Related Company, (G) information regarding the existence or terms of any contract entered into by any Related Company, (H) information regarding any aspect of any Related Company’s intellectual property position, (I) information regarding prices or costs of any Related Company, (J) information regarding any aspect of the business strategy of any Related Company, including, without limitation, marketing, selling and distribution strategies, (K) information regarding customers or suppliers of any Related Company, (L) information regarding the skills, compensation and other terms of employment or engagement of employees and consultants of any Related Company, (M) business plans, budgets, unpublished financial statements and unpublished financial data of any Related Company, (N) information regarding marketing and sales of any actual or proposed product or services of any Related Company, and (O) any other information that any Related Company may designate as confidential.

(b)                                 The Consultant acknowledges that, except to the extent otherwise provided in this Section 4(b) or in Section 4(d) hereof, all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant for the Company’s sole benefit.  Except as otherwise provided in this Section 4(b) or in Section 4(d) hereof, the Consultant shall not, at any time during or after the Term, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company.  Notwithstanding anything in this Section 4(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Information in performing his consulting services to the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services, and (ii) the Consultant may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)                                  The Consultant acknowledges and agrees that the Company has received, and each Related Company may receive in the future, confidential or proprietary information from third parties (“Third-Party Confidential Information”) subject to a duty on the part of the Company or any other Related Company to maintain the confidentiality of such Third-Party Confidential Information and to use it only for certain limited purposes.  During the Term and thereafter, the Consultant shall hold Third-Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third-Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 4(c) or in Section 4(d) hereof.  Notwithstanding anything in this Section 4(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Third-Party Confidential Information in performing his consulting services for the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services, and (ii) the Consultant may disclose any Third-Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(d)                                 The Consultant’s obligations under Section 4(b) and Section 4(c) hereof not to use, disclose or communicate Confidential Information or Third-Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third-Party Confidential Information (i) that is or becomes publicly known (as demonstrated by written evidence provided by the Consultant) under circumstances involving no breach by the Consultant of this Agreement or (ii) that was or is approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)                                  The obligations of the Consultant under this Section 4 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

5.                                                              No Improper Disclosure or Use of Materials.

(a)                                 The Consultant shall not improperly use or disclose to, or for the benefit of, any Related Company any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom the Consultant has previously provided, currently provides or may in the future provide consulting services, or (iii) any other person to whom the Consultant owes an obligation of confidentiality.  The Consultant shall not bring onto the premises of any Related Company any unpublished documents or any property belonging to any person referred to in the foregoing clauses (i)-(iii) of this Section 5(a) unless consented to in writing by such person.  Without limiting the generality of the foregoing, the Consultant shall not disclose to any Related Company, and shall not use for the benefit of any Related Company, any information relating to or arising out of Consultant’s work conducted at his present employer, or utilizing the funds, personnel, facilities, materials or other resources of his present employer, until such information has been published.

(b)                                 The Consultant will promptly deliver to the Company, upon the termination of the Consultant’s consulting services to the Company or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Consultant’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third-Party Confidential Information, Assigned Inventions (as defined in Section 6(a) below) or Proprietary Rights (as defined in Section 6(a) below).  The Consultant will destroy any related computer entries on equipment or media not owned by any Related Company.

6.                                                              Inventions; Assignment.

(a)                                 For purposes of this Agreement, the term “Assigned Inventions” (subject to the provisions of Section 6(c) hereof) shall mean any and all Inventions that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of rendering his consulting services hereunder (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant at the Company’s facilities or during regular business hours or utilizing resources of the Company), or (ii) arise out of or are based upon any Confidential Information or Third-Party Confidential Information.  For purposes of this Agreement, the term “Proprietary Rights” shall mean any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, mask works, trade secrets and other intellectual property rights with respect to Assigned Inventions.

(b)                                 The Consultant hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company and such other person or persons as the Company shall designate in writing, and the Consultant hereby assigns to the Company and such other person or persons as the Company shall designate in writing all of his right, title and interest in and to any and all Assigned Inventions and Proprietary Rights.  The Consultant agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Consultant’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 6(b).  The Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Consultant may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.  The obligations of the Consultant under this Section 6(b) are without prejudice, and are in addition to, any other obligations or duties of the Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

(c)                                  It is hereby understood and agreed that the Consultant is not assigning, and has not agreed to assign, to the Company pursuant to this Section 6, and that the term

“Assigned Inventions” shall not include, any right, title or interest in and to any Inventions, whether or not reduced to writing and whether or not patentable or registrable under patent, copyright, trademark or similar statutes, that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of his activities at his present employer or through the use of funds, personnel, laboratory facilities, research materials or other research resources of his present employer; provided, however, that such Inventions do not arise out of, nor are based upon, any Confidential Information or Third Party Confidential Information without proper authorization from the Company.

(d)                                 At the request of the Company, the Consultant will assist the Company in every proper way to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions.  The Consultant’s obligation under this Section 6(d) shall continue beyond the Term.  If and to the extent that, at any time after the Term, the Company requests assistance from the Consultant with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Consultant at a reasonable rate for the time actually spent by the Consultant on such assistance.

(e)                                  Without the prior written consent of the Company, the Consultant shall not, at any time, file any patent or copyright application with respect to, or claiming, any Assigned Inventions.

(f)                                   The obligations of the Consultant under this Section 6 are without prejudice, and are in addition, to any other obligations or duties, whether express or implied or imposed by applicable law, of the Consultant to assign Inventions to the Company.

7.                                                              No Conflicting Obligation.

(a)                                 The Consultant hereby represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party.  Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

(b)                                 During the term of this Agreement and for a period of one (1) year following termination of Consultant’s services pursuant to this Agreement, the Consultant (for his or her benefit or for the benefit of any other person, including any other person with which the Consultant may have a direct or indirect interest or relationship as an employee, consultant, advisor, equityholder or otherwise) shall not solicit or induce or attempt to induce any customer, vendor, contractor, employee, consultant or advisor of any Related Company to terminate, diminish, or materially alter his, her or its relationship with any Related Company.

(c)                                  In the event that a court finds this Section 7, or any of its restrictions, to be unenforceable or invalid, the Consultant and the Company hereby agree that (i) this Section 7 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) the Consultant shall be bound, and such court shall enforce, this Section 7 as so modified.

8.                                      No Use of Name, Etc.; Non-Disparagement.

(a)                                 Without the prior written consent of the Company, the Consultant shall not at any time use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of any Related Company or any product or service produced or provided by any Related Company.  The Company shall not use, and shall cause each other Related Company not to use, the name of the Consultant or that of the Consultant’s past or present employer, or any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from the Consultant.

(b)                                 The Company and the Consultant acknowledge that the Consultant is the Founder, and former employee, President, and Treasurer of the Company.  The Company agrees to acknowledge the Consultant as a Founder and former President of the Company, so long as such recognition continues to be in accordance with applicable rules and regulations of public companies if and when the Company goes public.  The Consultant shall not hold himself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the consulting services being provided for the Company.  Matters and inquiries outside the scope of the consulting services and relating to the Company should be directed to the Chief Executive Officer of the Company or other appropriate Company personnel.

(c)                                  The Consultant agrees not issue or cause to be issued or condone the issuance of any communication, written or otherwise, that disparages, criticizes, or otherwise reflects adversely or discourages any adverse action against the Company (or its products or services or employees), except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise communicating as is required or protected by law.   The Company agrees not issue or cause to be issued or condone the issuance of any communication, written or otherwise, that disparages, criticizes, or otherwise reflects adversely or discourages any adverse action against the Consultant, except as required or protected by law.

9.                                                              Miscellaneous.

(a)                                 This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

(b)                                 No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

(c)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement.

(d)                                 Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the party at the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.  Either party may change its address for notices by means of a notice delivered in accordance with this Section 9(d).

(e)                                  In connection with any initial public offering of the Company, the Consultant agrees to sign any lock-up agreement requested by the underwriters of the Company; provided that it is the same form of lock-up agreement that the Chief Executive Officer of the Company will sign.

(f)                                   This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.  Section headings of this Agreement are for reference only and shall not affect its interpretation.  In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

(g)                                  The parties agree that any breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by the Consultant would cause irreparable harm to the Company; and that money damages will not provide an adequate remedy.  In the event of a breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to an injunction, without the need to post bond. The parties agree that any breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by the Company would cause irreparable harm to the Consultant; and that money damages will not provide an adequate remedy.  In the event of a breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by the Company, the Consultant shall, in addition to any other rights and remedies it may have, be entitled to an injunction, without the need to post bond.

(h)                                 In the event that the Company or conversely the Consultant enforces the provisions of Section 7(b) hereof through a court order, the Consultant, or conversely the Company agrees that the restrictions contained in Section 7(b) shall remain in effect for a period of one year from the effective date of such court order.

(i)                                     This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

(j)                                    THE CONSULTANT UNDERSTANDS THAT THIS AGREEMENT AFFECTS HIS RIGHTS TO CERTAIN INVENTIONS, AND RESTRICTS HIS RIGHTS TO DISCLOSE OR USE CONFIDENTIAL INFORMATION OR THIRD-PARTY CONFIDENTIAL INFORMATION.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

RHYTHM PHARMACEUTICALS, INC.

By:	/s/ Keith Gottesdiener
Name:	Dr. Keith Gottesdiener
Title:	Chief Executive Officer

Address:
500 Boylston Street, 11th Floor
Boston, MA 02116

Email:
kgottesdiener@rhythmtx.com

Phone Number:
(857) 264.4285

Telefax Number:
(857) 264.4299

CONSULTANT

/s/ Bart Henderson
(sign above)

Print name: Bart Henderson

Address:

Email:

Phone Number:
( )

Telefax Number:
( )

[Signature Page to Consulting Agreement (Bart Henderson)]